Westpac New Zealand Limited

Wholesale Term Loan (Fixed and Floating Alternatives)
(For Use With General Security Agreement)

Westpac NZ

Wholesale Term Loan (Fixed and Floating Alternatives) (For Use with General Security Agreement)

Borrower

Reading Courtenay Central Limited

(the "Borrower")

Westpac NZ

Westpac New Zealand Limited (1763882) incorporated in New Zealand and having its principal place of business in New Zealand at Westpac On Takutai Square, 16 Takutai Square, Auckland ("Westpac NZ")

Charging Group

The Borrower, Reading New Zealand Limited, Reading Cinemas Courtenay Central Limited, Courtenay Carpark Limited, Reading Restaurants NZ Limited, Darnelle Enterprises Limited, Movieland Cinemas (NZ) Limited, Queenstown Land Holdings Limited, Reading Queenstown Limited, Reading Wellington Properties Limited and Reading Dunedin Limited

(the "Charging Group")

This Agreement is dated the day of 2015

signature section

This Agreement is signed on behalf of the Borrower by: ________________ Director ________________ Director/Authorised Person	Signed in my presence by the Borrower: ________________ Signature of Witness ________________ Print Name ________________ Occupation ________________ Address
This Agreement is signed by Westpac NZ by its attorney: ________________ in the presence of: ________________ Signature of Witness ________________ Print Name ________________ Occupation ________________ Address	Attorney ________________

Introduction

Westpac NZ has agreed to provide the Borrower with a term loan of $50,000,000 on the terms and conditions of this

Agreement.

Agreement

1.	condition precedent

1.1	Pre-condition

The obligations of Westpac NZ under this Agreement are subject to the condition precedent that it must have received all of the following in form and substance satisfactory to it:

a)	the original of this Agreement duly executed by the Borrower;
b)	a certificate from a director of the Borrower in the form set out in the first schedule;
c)

the Security (where necessary duly registered), the other Bank Documents and any ancillary documentation as may have been notified to the Borrower by Westpac NZ or its solicitors as being related to this Agreement, the Loan, the Security and/or the other Bank Documents;

d)	evidence of registration of any financing statement in respect of the Security; and
e)	any other documents or evidence (including legal opinions) as Westpac NZ or its solicitors may require.

1.2	Failure to Satisfy Pre-condition

If the condition contained in clause 1.1 is not satisfied or waived before 30 June 2015 then Westpac NZ may terminate this Agreement whereupon it shall have no further liability or obligation to the Borrower.

2.	availability of loan

2.1	Loan

Westpac NZ will make the first Advance available to the Borrower during the Availability Period, and will then make the rest of the Loan available to the Borrower, provided that:

a)	the Borrower has complied with the relevant drawdown procedure;
b)	no Event of Default or Potential Event of Default has occurred and is continuing or will occur as a result of the making of the Loan;
c)

the First Tranche is utilised to repay the Borrower's existing indebtedness with Westpac NZ (account no. 03- 0104-0786183-91) and any surplus may be utilised for the Borrower's general requirements and CAPEX funding and the first drawdown must occur prior to 30 June 2015;

d)	the Second Tranche is utilised to assist the Borrower in completing the Development;
e)

prior to the first drawdown under the Second Tranche being made available, the special conditions contained in the  Letter of Offer for Advances of the Second Tranche must have been satisfied in Westpac NZ's absolute discretion.

2.2	Termination of Loan

On termination of the Loan:

a)	Westpac NZ's obligations to make the Loan available will terminate; and
b)	the Borrower must immediately pay or repay to Westpac NZ all Outstanding Moneys (notwithstanding that the due date for repayment has not otherwise occurred); and
c)	Westpac NZ will have no further obligations to the Borrower.

2.3	Effect of Termination

Termination of the Loan will not affect any of the Borrower's obligations to Westpac NZ under this Agreement including obligations under the indemnities in clause 12 or the Borrower's obligations under the Security, which will remain binding upon it until all Outstanding Moneys have been repaid in full.

3.	procedure for drawdown

Not later than 2 Banking Days prior to the Banking Day on which the Borrower requires to drawdown all or part of the Loan, the Borrower must deliver to Westpac NZ an unconditional and irrevocable drawdown notice in the form set out in the second schedule signed by an authorised signatory of the Borrower.

4.	interest

4.1	Payment
a)

Interest on the Loan will be calculated at the Floating Rate or at the Fixed Rate (if it applies) on the basis of the actual number of days elapsed and a 365 day year, and will accrue from day to day from the Commencement Date until  the Loan is repaid in full, and must be paid by consecutive monthly payments on each Interest Payment Date.

b)

The first interest payment on the Loan will be due and payable on the Interest Payment Date which immediately follows the Commencement Date. Each interest payment will be for the period beginning on the Commencement Date or the previous Interest Payment Date (as the case may be) and ending on (but excluding) the next Interest Payment Date.

4.2	Telephone Communications
a)	validity of instructions

Westpac NZ will be under no obligation to enquire as to the validity of any telephone instructions or acceptance which it receives or to require any evidence as to the authenticity, validity or legality of any telephone advice received or as to the authority of the person giving the telephone advice to act on behalf of the Borrower.

b)	authority to tape calls

The Borrower acknowledges that Westpac NZ may from time to time keep tape recordings of telephone conversations between Westpac NZ and the Borrower and consents to the recording of those telephone conversations.

5.	repayment and prepayment of loan

5.1	Repayment

The Borrower must pay the Outstanding Moneys on the Termination Date.

5.2	Prepayment
a)	notice and prepayment multiples

The Borrower may prepay all or part of the Loan:

i.	after giving Westpac NZ not less than 5 Banking Days irrevocable notice in writing of its intention to do so and then making payment on the specified date; and
ii.	in multiples of $10,000.

b)	losses

On any prepayment made other than at the end of a Floating Rate Period applying to the amount prepaid, the Borrower must at the time of prepayment pay to Westpac NZ any losses, costs, penalties and expenses certified by Westpac NZ to have been sustained or incurred as a consequence of the prepayment.

c)	interest ceases

Interest on any amount prepaid will cease to accrue from the date of the prepayment.

d)	redrawing

Any amount prepaid will be available for redrawing.

5.3	Payment

The Borrower must not later than 3.00 p.m. on the due date for payment of interest or any other Outstanding Moneys, pay to Westpac NZ an amount equal to the amount due in cleared funds in Dollars to the account and/or in the manner Westpac NZ may from time to time advise.

Amounts due and payable by the Borrower will be debited from the Westpac NZ account nominated by the Borrower. If the Borrower does not nominate an account, Westpac NZ may, at any time, debit from any account of the Borrower with Westpac NZ any amounts due and payable by the Borrower.

5.4	Banking Days

If any payment by the Borrower falls due on a day which is not a Banking Day it must be made on the following Banking Day.

6.	fees, charges, expenses and review entitlement

6.1	Fees, Charges and Expenses Payable

The Borrower must pay to Westpac NZ the following:

a)	establishment fee

A non-refundable establishment fee of $75,000 payable in one sum on or before execution of this Agreement.

b)	line of credit charge

A line of credit charge payable in arrears with the first charge being in respect of the period from the Commencement Date to the last Banking Day of the month in which that date occurs and thereafter monthly on the last Banking Day of each month through to the Termination Date and calculated at 0.40% per annum on the amount of the Loan.

c)	expenses

The expenses of Westpac NZ and each Officer in relation to:

i)	the Outstanding Moneys;
ii)	the preparation, execution and completion of each Bank Document, and any subsequent consent, approval, waiver, amendment or release;
iii)	any contemplated, attempted or actual enforcement of any Bank Document or the actual or contemplated, attempted or actual exercise or defence of any Power; and
iv)	any enquiry by a Governmental Agency concerning the Borrower or related to a Bank Document.

This includes expenses incurred in retaining consultants to evaluate matters of concern to Westpac NZ. It also includes administrative time and costs including the time of Officers and other employees of Westpac NZ (whose time and costs are to be charged at reasonable rates).

It will include, in each case, legal fees and expenses on a full indemnity basis plus goods and services tax on those amounts.

All these expenses are payable on demand.

d)	government charges

Any government duties, taxes and charges on the Bank Documents and payments and receipts under them.

6.2	Review of margin

Westpac NZ may, by 3 Banking Days' notice to the Borrower, increase or decrease the Margin provided no increase will take effect within 12 months of the Commencement Date.

7.	interest on arrears

7.1	Default Interest Payable

If the Borrower does not pay any sum payable on the due date, it must pay interest on that overdue sum at the Default Rate from the due date until the Borrower remedies the default and pays all default interest.

7.2	Default in Payment of Interest

If the Borrower does not pay any sum on or before 14 days after the date on which payment was due, then the following rules apply:

a)	Interest on all amounts on which interest is payable will be calculated at the Default Rate;
b)	Interest at the Default Rate:
i)

will accrue during the period beginning on the date the last payment was due and paid by the Borrower and ending on the date the Borrower remedies the default and pays all default interest. Where no payments have been made by the Borrower, the period begins on the date of drawdown;

ii)

will be calculated on a daily basis by reference to successive periods of durations selected by Westpac NZ from time to time. Each period will begin on the last day of the previous period except for the first period which will begin on the due date;

iii)

will be payable on the last day of each period and on the date of receipt of the overdue sum by Westpac NZ. Any interest which is not paid when due will be added to the overdue sum and will itself bear interest under this clause.

8.	undertakings

8.1	General undertakings

The Borrower and the Charging Group (where applicable) undertake to Westpac NZ as follows, except to the extent that Westpac NZ agrees otherwise:

a)	Personal Property Securities Act 1999

Whenever Westpac NZ asks it to do anything to better secure any property which secures or is intended to secure financial accommodation from Westpac NZ (including, without limitation, the Loan), the Borrower must do it (or procure that it is done) immediately at its own cost. This may include signing and delivering documents and anything else that Westpac NZ requires to ensure that Westpac NZ has perfected security interest(s) under the Personal Property Securities Act 1999 ("PPSA").

The Borrower waives any rights to receive a copy of a verification statement under the PPSA and agrees, to the extent permitted by law, that in respect of any arrangement between the Borrower and Westpac NZ:

i)	sections 114(1)(a), 133 and 134 of the PPSA shall not apply;
ii)	the Borrower shall have none of the rights referred to in paragraphs (c) to (e) and (h) to (j) of section 107(2) of the PPSA; and

iii)	where Westpac NZ has rights in addition to those in Part 9 of the PPSA, those rights shall continue to apply and, in particular, shall not be limited by section 109 of the PPSA.

The Borrower must, immediately upon request by Westpac NZ, procure from any person considered by Westpac NZ to be relevant to its security position such agreements and waivers (including as equivalent to those above) as Westpac NZ may at any time require.

b)	project invoices

It must ensure that, until such time as the Development has been completed, it promptly provides to Westpac NZ (and in any event within 7 days after being requested by Westpac NZ) copies of project invoices and the Quantity Surveyor's monthly report, which are to be acceptable to Westpac NZ in its absolute discretion.

c)	valuation

It must ensure that, within 45 days of a written request being made by Westpac NZ, Westpac NZ is provided with up-to-date valuations for all assets of the Group secured to Westpac NZ (including the leasehold interests in the cinemas).  The valuations must be:

i)	addressed to Westpac NZ;
ii)	provided by a registered valuer acceptable to Westpac NZ;
iii)	in a format acceptable to Westpac NZ; and
iv)	satisfactory to Westpac NZ in its absolute discretion in all respects.

Westpac NZ will not request such valuations more than once per year unless, in Westpac NZ's reasonable opinion, there has been a material change in the value of the Group's assets.

d)	reporting and information

It must ensure that the Group provides to Westpac NZ:

i)

as soon as practicable (and in any event not later than 120 days) after the close of each financial year copies of the Group's consolidated balance sheet and profit and loss account for that financial year all of which must be audited unless Westpac NZ agrees otherwise;

ii)

as soon as practicable (and in any event not later than 45 days) after the close of each financial quarter copies of the Group's unaudited management accounts (showing performance against budget for each asset) for that financial quarter;

iii)

prior to the start of each financial year, the Group's financial budget for that financial year, which is to show forecast expenditure on capital items and repairs and maintenance for each asset secured to Westpac NZ together with a brief commentary on such expenditure;

iv)

at the same time the information required by paragraph 8.1(d)(i) is provided to Westpac NZ, a commentary on the Group's capital expenditure and repairs and maintenance undertaken by the Group for that financial year in respect of each asset secured to Westpac NZ; and

v)	promptly (and in any event within 7 days after request by Westpac NZ) any other information in relation to the Group's assets, financial condition or business which Westpac NZ reasonably requests.

e)	accounting standards

It must ensure that the financial statements of the Group, at any time delivered to Westpac NZ:

i)	are prepared in accordance with current accounting practice;
ii)	give a true and fair view of the Group's financial position and operations as at the date, and for the period to which the financial statements relate;
iii)	together with the notes to them, disclose all liabilities (actual or contingent) of the Group; and
iv)	are prepared and delivered to all relevant persons within the period in which they are required by law or under any agreement to be delivered.

f)	insurance

It must ensure that insurance is maintained in respect of the Land for full replacement value (or as agreed by Westpac NZ). It must also take out contractor's all risk insurance during the construction of any improvements. Westpac NZ's interest as mortgagee must be noted on all insurance policies. Copies of such policies are to be provided to Westpac NZ and are to be satisfactory to Westpac NZ in all respects in its absolute discretion.

g)	acquisition of assets

It must, if it uses any part of the Loan to finance the acquisition of an asset in New Zealand in excess of

$5,000,000, provide to Westpac NZ details of such assets and any other documents or information in respect of such asset which Westpac NZ reasonably requests.

h)	consent required to structure/acquisition

No member of the Charging Group can enter into a joint venture, make a material acquisition or provide advances outside the Charging Group (either to related or unrelated parties) without Westpac NZ's prior written consent.

i)	payments

No member of the Charging Group can make any payments (including but not limited to capital reductions, dividends, repayment of loans, interest payments and management fees) to associated or related parties unless Westpac NZ is satisfied that all covenants contained in the Agreement are and will continue to be met following such payment being made.

8.2	Financial Covenants

The Borrower undertakes to Westpac NZ as follows, except to the extent that Westpac NZ agrees otherwise:

a)	equity ratio

It must ensure that the Group maintains, at all times, Shareholders Funds of not less than 40% of Adjusted Tangible Assets. Shareholders Funds is the Group's Adjusted Tangible Assets less Adjusted Total Liabilities. Adjusted Tangible Assets is the aggregate of the consolidated book values of all of the Group's assets excluding assets of an intangible nature, advances to shareholders, investments in related and associate companies and future asset revaluations (except as individually approved by Westpac NZ). Adjusted Total Liabilities is the aggregate of the consolidated book values of all of the Group's liabilities excluding only advances from shareholders. This covenant will be tested quarterly for compliance and will be determined by Westpac NZ in its absolute discretion.

b)	interest cover ratio

It must ensure that the Group's Earnings for each 12 month period are not less than 2.0 times its Funding Costs for that 12 month period. Earnings is the Group's net profit before Funding Costs, income Tax, Extraordinaries and management costs (on the basis that management costs are accrued only and not paid externally) and amortisation of goodwill for the relevant financial quarter. Funding Costs comprise all interest, charges and fees related to all funding other than interest on shareholder/related party advances provided such interest is capitalised and not paid outside the Group. Extraordinaries are items that are not expected to occur frequently and are distinct from the Group's ordinary operations.

9.	deductions from payments

9.1	Gross-Up of Borrower's Withholding Tax

The Borrower must not make any payment subject to any condition, restriction or claim it may have against Westpac NZ. The Borrower may only make a withholding or deduction from money it pays to Westpac NZ under this Agreement if that withholding or deduction is required by law. If the law requires the Borrower to make a withholding or deduction then the following rules apply:

a)	the Borrower must make sure that the withholding or deduction is for not more than the minimum amount required by that law;
b)	the Borrower must make sure that the withholding or deduction is paid to the relevant revenue or Governmental Agency by the due date for payment;
c)	the Borrower must send Westpac NZ, within 30 days of the withholding or deduction, a receipt showing that the withholding or deduction has been paid to the relevant revenue or Governmental Agency;
d)	the Borrower must increase the amount it pays to Westpac NZ so that Westpac NZ receives the amount it would have received had there been no withholding or deduction.

9.2	Gross-Up for Westpac NZ's Withholding Tax

If the law requires Westpac NZ to make a deduction or withholding from any amount received or receivable by it under this Agreement or any other Bank Document (including any sum received or receivable under this clause 9.2, and excluding any Tax on its overall net income) then the Borrower must increase the amount it pays to Westpac NZ so that Westpac NZ receives the amount it would have received had there been no withholding or deduction.

9.3	Indemnity for Tax on Funding

If:

a)

Westpac NZ (or any person on its behalf) is required by law to make a deduction or withholding for, or on account of, Tax or on any other account from an amount paid or payable to a person from whom it has borrowed or obtained moneys to enable it to fund the Loan or any other payment by it under this Agreement or any other Bank Document; and

b)	as a result Westpac NZ is required to increase its payment, or makes an additional payment, to that person or to a taxation authority,

then the Borrower will indemnify and hold Westpac NZ harmless against that increased or additional payment and must, on demand by Westpac NZ, pay to Westpac NZ the amount which, after receiving that amount and making that increased or additional payment, will place Westpac NZ in the same position in which it would have been had no increased or additional payment been made.

9.4	Tax Credit

If Westpac NZ receives the benefit of a Tax credit, refund or allowance resulting from an increased amount paid by the Borrower under this clause then the following rules apply:

a)	Westpac NZ will provide the Borrower with that part of the Tax credit, refund or allowance that Westpac NZ determines was obtained as a result of the increased amount the Borrower paid;
b)	the amount determined by Westpac NZ will be calculated so Westpac NZ is in no better or worse position than it would have been had no amount been paid by the Borrower under this clause;
c)	Westpac NZ is under no obligation to disclose any information relating to the calculation of its Tax liability or benefits;
d)	this clause does not interfere with Westpac NZ's right to arrange its Tax affairs as it wishes and, in particular, Westpac NZ may apply Tax credits, refunds and allowances available to it as it likes.

10.	events of default

At any time after an Event of Default and without prejudice to any other remedies, Westpac NZ may immediately by notice to the Borrower terminate the Loan with the consequences set out in clause 2.2.

11.	change in circumstances

11.1	Increased Costs

If as a result of:

a)	Westpac NZ complying with any law; or
b)	any change in or introduction of any law or change in the interpretation or application of any law by any Governmental Agency or court which:
i)	imposes, modifies or deems applicable any reserve, capital adequacy, prudential deposit, liquidity or similar requirement against assets of, or deposits with any branch of Westpac NZ;
ii)	imposes on Westpac NZ any other requirement with respect to this Agreement or any other Bank Document; or
iii)	changes the risk weighting for capital adequacy purposes of the Loan;

any of the following occur:

c)	the cost to Westpac NZ of making, funding or maintaining the Loan is increased; or
d)	the moneys payable to Westpac NZ or the effective return to Westpac NZ under or in connection with this Agreement is reduced; or
e)	Westpac NZ makes any payment or foregoes any interest or other return on, or calculated by reference to, any sum received or receivable by it under any Bank Document; or
f)	Westpac NZ is unable to obtain the rate of return on capital (including any notional return on capital calculated on a risk adjusted basis) which it would have received at the date of this Agreement;

then:

g)	Westpac NZ will use its best efforts promptly to notify the Borrower in writing of those events, provided that failure to do so will not affect Westpac NZ's rights under this clause; and
h)

the Borrower must pay on demand, from time to time, for the account of Westpac NZ, the amount certified by an Officer  which will compensate Westpac NZ for its increased cost, reduction, payment or foregone interest or other return.

11.2	Survival of Obligations

The obligations of the Borrower under clause 11.1 will survive termination of the Loan and payment or repayment of all Outstanding Moneys.

11.3	Re-negotiation of Loan

If an additional amount is required to be paid under clause 11.1 then, without limiting the Borrower's obligations under this Agreement, Westpac NZ will, at the request of the Borrower given within 30 days of notice from Westpac NZ, consult with the Borrower with a view to renegotiating the terms of the Loan in order to mitigate or avoid any additional amounts payable under clause 11.1 provided that nothing in this clause will require Westpac NZ to act to its detriment.

11.4	Illegality

If as a result of:

a)	the introduction or amendment of any law; or
b)	any other circumstance affecting any interbank market or any relevant foreign exchange market generally;

it is unlawful, impracticable or impossible for Westpac NZ to make, fund or allow to remain outstanding the Loan or to comply with its obligations or exercise its rights under this Agreement, then Westpac NZ will as soon as practicable give written notice to the Borrower and Westpac NZ will be entitled, to terminate the Loan, with effect from the date Westpac NZ specifies and with the consequences set out in clause 2.2.

12.	indemnity

12.1	General Indemnity

The Borrower agrees to indemnify Westpac NZ, every Officer and every employee of Westpac NZ upon demand from against any loss, cost, expense, charge, damage, claim or liability which Westpac NZ, an Officer or an employee of Westpac NZ may suffer or incur as a direct or indirect consequence of:

a)	an Event of Default or Potential Event of Default;
b)	the exercise, contemplated exercise or attempted exercise of any Power or the failure to exercise any Power;
c)	the receipt of any amount to be paid under any Bank Document on a date other than the due date; or

d)	the Loan requested under clause 3 not being made for any reason (excluding default by Westpac NZ) on the date notified by the Borrower to Westpac NZ as the drawdown date.

12.2	Examples

Without limitation, the indemnity in clause 12.1 will extend to:

a)	any losses, costs, penalties and expenses incurred by reason of the liquidation or re-employment of deposits or other funds acquired or contracted for by Westpac NZ (including loss of margin); and
b)	any losses, costs, penalties and expenses which may be incurred by Westpac NZ in:
i)	terminating any options or forward rate agreements or interest or currency swap contracts entered into in connection with the Loan; or
ii)	in entering into any new contracts which it deems appropriate to protect the return it would otherwise have expected under this Agreement.

12.3	Currency Indemnity

If for any reason:

a)

Westpac NZ receives or recovers an amount under a Bank Document in a currency other than the currency in which it should have been paid and, after Westpac NZ has converted that other currency to the correct currency there is not enough to pay off the full amount then due under the Bank Document; or

b)

Westpac NZ obtains any judgment or court order against the Borrower in a currency other than the currency in which the Outstanding Moneys are due, and Westpac NZ incurs any loss from the conversion of any amount actually received by it from that other currency to the correct currency, then, as a separate and independent indemnity obligation, the Borrower must pay Westpac NZ the full amount of any shortfall or of any such loss incurred by Westpac NZ.

12.4	Unconditional Indemnities

The indemnities in this clause 12 are unconditional and irrevocable and will survive termination of the Loan and payment of all Outstanding Moneys and the release of any Security and will not be discharged or impaired by any act, omission, matter or thing which might discharge them but for this provision.

13.	Set off and combination

13.1	Set Off

If the Borrower has any money in any account with Westpac NZ, then Westpac NZ can use it to pay amounts the Borrower owes under this Agreement but need not do so. If the Borrower is in default, Westpac NZ can use money which has not yet matured due and convert money in the account of the Borrower in foreign currencies. To the maximum extent allowed by law, the Borrower gives up any right to set off any amounts Westpac NZ owes it against the Outstanding Moneys.

13.2	Contingent Amounts

If at any time an amount is contingently due from the Borrower or an amount due is not quantified, Westpac NZ may retain and withhold repayment of any money in any account of the Borrower and the payment of interest or other moneys pending that amount becoming due and/or being quantified and may set off the maximum liability which may at any time be or become owing to Westpac NZ by the Borrower and in each case without prior notice or demand.

13.3	Combination

Subject to any applicable Bank Document, where the Borrower has two or more accounts with Westpac NZ:

a)

Westpac NZ may at any time combine any two or more of those accounts.   It may do so without notice and whether or not it has allowed a set-off for a calculation of interest between any of those accounts;

b)

Westpac NZ may at any time combine any two or more of those accounts even where one or more of the combined accounts are in different currencies and may effect currency exchanges appropriate to implement that combination; and

c)	if Westpac NZ combines two or more accounts, it may decline to pay cheques and it may otherwise act as if the combined accounts had always been one account.

13.4	Contractual Rights

Westpac NZ's rights under this clause are contractual rights affecting the terms upon which a credit balance is held and the creation of those rights does not constitute the creation of a security interest in respect of that credit balance.

13.5	Deposits with Westpac NZ

Any moneys which, pursuant to a Bank Document, are deposited at any time by the Borrower with Westpac NZ (or withheld by Westpac NZ from a payment to the Borrower and retained on deposit with it) must, unless otherwise provided, be held on the following basis:

a)	each deposit and all rights of the Borrower relating to it must be incapable of assignment by the Borrower or of being the subject of a security interest except:
i)	in favour of Westpac NZ; or
ii)	with the prior written consent of Westpac NZ; and
b)

the Borrower must have no right to withdraw any moneys from a deposit until all obligations of the Borrower under the Bank Documents (present and future, direct and contingent) have been performed and complied with, except:

i)	as expressly permitted by the terms of any Bank Documents under which that deposit was made;
ii)	for the purpose of complying with its obligations under the Bank Documents; or
iii)	with the prior written consent of Westpac NZ.

13.6	Interest

Each amount deposited with Westpac NZ under clause 13.5 will (unless otherwise agreed) bear interest calculated by reference to successive deposit periods of a duration agreed by Westpac NZ and the Borrower (or, in the absence of agreement, as Westpac NZ may nominate). The rate of interest applicable to a deposit period will be as agreed by Westpac NZ and the Borrower (or, in the absence of agreement, as Westpac NZ certifies as applicable to deposits of similar size and maturity placed with it by customers). As long as no Event of Default or Potential Event of Default has occurred (in which case interest is to be added to the deposit) and subject to clause 13.1, that interest is to be paid to the Borrower as it may direct.

14.	protection of officers

To the extent permitted by law, neither Westpac NZ nor any Officer or Attorney will be liable in respect of any conduct, (including but not limited to the agreement to provide the Loan), omission, delay, negligence or breach of duty in the exercise or failure to exercise a Power or for any loss (including consequential loss) which results. However, Westpac NZ and any Officer or Attorney will be liable where liability arises from its own fraud or wilful misconduct.

15.	no reliance on Westpac NZ

The Borrower confirms that:

a)

it has not entered into any Bank Document in reliance on, or as a result of any conduct of any kind of or on behalf of  Westpac NZ or any Related Company of Westpac NZ (including any advice, warranty, representation or undertaking); and

b)	neither Westpac NZ nor any Related Company of Westpac NZ is obliged to do anything (including disclose anything or give advice),

except as expressly set out in the Bank Documents or in writing signed by or on behalf of Westpac NZ or any Related Company of Westpac NZ.

16.	assignment

16.1	Westpac NZ may assign

Westpac NZ can transfer this Agreement and all or part of the Outstanding Moneys to someone else. If it does, this Agreement and any transferred Bank Document will apply to the transferee as if it was Westpac NZ. To the maximum extent allowed by law, any transfer will be free of any set off, equity or cross claim which the Borrower would have had against Westpac NZ or the transferee of any Bank Document but for this clause.

16.2	Borrower may not assign

The Borrower may not assign or otherwise transfer or grant any Security Interest over any of its rights and obligations under this Agreement or any other Bank document.

16.3	disclosure of information

Westpac NZ may disclose to a Related Company, potential assignee or transferee of its rights or obligations under any Bank Document or any other relevant party any information about the Borrower as Westpac NZ considers appropriate. However, before disclosing to any potential assignee or transferee Westpac NZ will, in relation to information which is not publicly available:

a)	advise the Borrower of its intention; and
b)	require an undertaking protecting the confidentiality of that information from any potential assignee or transferee or other relevant party.

17.	counterpart execution

This Agreement may be executed in two or more counterparts, all of which will be deemed to constitute the same instrument. Westpac NZ may accept as an original a facsimile copy of this Agreement executed by the Borrower and a facsimile copy, when taken with a counterpart executed by Westpac NZ, will be deemed to be one original copy of this Agreement.

18.	anti-money laundering

The Borrower agrees to provide all information to Westpac NZ which Westpac NZ requires in order to manage its anti-money-laundering and countering terrorism financing obligations, to manage its economic and trade sanctions risks or to comply with any laws, rules or regulations in New Zealand or any other country. The Borrower agrees that Westpac NZ may refuse to establish a business relationship with the Borrower, may be required to delay, defer, stop or refuse to process any transaction, or may terminate its business relationship with the Borrower at any time and without notice, if the Borrower fails to provide this information to Westpac NZ in the manner and timeframe specified by Westpac NZ. The Borrower agrees that Westpac NZ may delay, defer, stop or refuse to process any transaction without incurring any liability if Westpac NZ knows or suspects that:

a)	the transaction will or may breach any laws or regulations in New Zealand or any other country; or
b)

the transaction involves any person (natural, corporate or governmental) that is itself sanctioned, or is connected, directly or indirectly, to any person (natural, corporate or governmental) that is sanctioned, under economic and trade sanctions imposed by any country.

Unless the Borrower has disclosed to Westpac NZ that the Borrower is acting in a trustee capacity or on behalf of another party, the Borrower warrants that the Borrower is acting solely on the Borrower’s own behalf in entering into this Agreement.

For each transaction conducted under this Agreement, the Borrower represents and warrants to Westpac NZ that, to best of the Borrower’s knowledge, information and belief at the time the transaction takes place, the processing of that transaction by Westpac NZ in accordance with the Borrower’s instructions will not breach any laws or regulations in New Zealand or any other country relevant to the transaction.

19.	interpretation

19.1	Definitions

The following definitions apply, unless the context requires otherwise:

Agreement means this agreement and any variations or additions to it agreed in writing between the parties;

Attorney means a person appointed as attorney under any Bank Document;

Availability Period means the period beginning on the date that Westpac NZ confirms to the Borrower that the condition precedent in this Agreement has been satisfied and expiring on 30 June 2015;

Bank Document means a document or agreement:

a)	to which Westpac NZ and any one or more of the Borrower and/or any Guarantor are or become parties or purport to be or become parties; or
b)	under which obligations arise or are intended to arise from any one or more of the Borrower and/or any Guarantor to, or for the benefit of, Westpac NZ;

(in each case whether or not the parties are involved or it arises as a result of an assignment or transfer). It includes this Agreement and any Security;

Banking Day means any day (other than a Saturday or Sunday) on which registered banks are open for business of the nature required by this Agreement in Auckland and, if on that day a transfer of funds is to be made under this Agreement, the city to which the funds are to be transferred;

Commencement Date means the date the Loan is first drawn down;

Default Rate means the aggregate of Westpac NZ's Indicator Lending Rate from time to time and 7% per annum;

Development means the development to be carried out on the land at 200 Wakefield Street, Wellington;

Dollar and $  means the lawful currency of New Zealand;

Event of Default means any of the events described as such in the General Security Agreement, notwithstanding that the General Security Agreement may be wholly or partially satisfied, released, discharged, avoided, replaced, lost or destroyed from time to time;

First Tranche means $35,000,000;

Floating Rate means, for each Floating Rate Period, the aggregate of the Margin and Westpac NZ's 90 day bank bill bid rate (rounded upwards to the nearest first decimal place) for bills of a comparable amount to the amount of the Loan at the relevant time on the first day of that Floating Rate Period.

Floating Rate Period means a period of 3 calendar months provided that:

a)	the first Floating Rate Period will begin on the Commencement Date;

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b)	each subsequent Floating Rate Period will begin at the end of the previous one;
c)	any Floating Rate Period which would otherwise end on a day which is not a Banking Day will be extended to the next Banking Day;
d)	if any Floating Rate Period would otherwise extend beyond the Termination Date it will end on the Termination Date;

General Security Agreement means the general security agreement entered into by the Borrower and Westpac NZ and dated on or about the date of this Agreement;

Governmental Agency means any government or any governmental, semi-governmental or judicial entity or authority including any local government, statutory or self-regulatory organisation established, approved or authorised under law, and any stock exchange, in any case having jurisdiction in relation to the affairs of any party to a Bank Document or to whose control or jurisdiction any party to a Bank Document has consented;

Group means Reading New Zealand Limited and its subsidiaries;

Guarantee means any guarantee, indemnity, letter of credit, legally binding letter of comfort or suretyship. It includes any obligation or irrevocable offer to be responsible for a debt (as defined below) or for the insolvency or financial condition of another person. It also includes any other obligation or irrevocable offer to pay a debt or to purchase a debt, to provide funds for the payment or discharge of a debt (whether by the advance of money, the purchase of or subscription for shares, stock or other interests issued by another person, the purchase of assets or services, or otherwise), or to indemnify against the consequences of default in the payment of a debt. For the purposes of this definition debt includes any obligation or indebtedness of another person, present or future, actual, prospective or contingent and any capital or premium on shares, stock or other interests issued by another person;

Guarantor means any person who creates or enters into a Guarantee in support of any Outstanding Moneys;

Interest Calculation Date means the date falling on the day in each calendar month which numerically corresponds to the Commencement Date provided that where there is no numerically corresponding day in any calendar month then it will be the first day in the next calendar month;

Interest Payment Date means, unless Westpac NZ shall determine otherwise, the date falling on the day after each Interest Calculation Date provided that:

(a)	where the Interest Calculation Date would otherwise fall on a non-Banking Day then the Interest Payment Date shall be the Banking Day after the next Banking Day; and
(b)	where the Interest Calculation Date would otherwise fall on a Banking Day which immediately precedes a non- Banking Day then the Interest Payment Date shall be the next Banking Day;

Land means any land mortgaged or charged from time to time by any member of the Charging Group to Westpac NZ, together with all buildings and improvements on such land;

Letter of Offer means the letter of offer dated 13 April 2015 from Westpac NZ to the Borrower in relation to the Loan;

Loan means the sum of $50,000,000 (being the aggregate of the First Tranche and the Second Tranche);

Margin means, subject to clause 6.2, 1.75% per annum;

Officer includes each employee of Westpac NZ whose title includes the word Manager or occupying an office whose title includes the word Manager and any person (who need not be an employee) authorised by Westpac NZ;

Outstanding Moneys means, at any time, the Loan outstanding and all other moneys payable, including contingently payable, by the Borrower under this Agreement including accrued interest (including default interest), fees, costs and other expenses whether or not those sums are then due and owing;

Potential Event of Default means any event which, with the giving of notice, lapse of time or satisfaction of any condition or happening of any event would constitute an Event of Default;

Power means a power, right, authority, discretion or remedy which is conferred on Westpac NZ, an Officer or an Attorney by a Bank Document or by law in relation to a Bank Document;

Quantity Surveyor means any quantity surveyor approved in writing by Westpac NZ;

Related Company has the meaning given to that term in the Companies Act 1993 but on the basis that Subsidiary has the meaning given to it in this Agreement and that body corporate includes any entity;

Second Tranche means $15,000,000;

Security means the General Security Agreement and any other security or undertaking provided by the Borrower or any of the Guarantors or procured by the Borrower to be provided to, or for the benefit of, Westpac NZ from time to time in respect of the Borrower's obligations under this Agreement;

Subsidiary has the meaning given to it in the Financial Reporting Act 1993;

Tax includes any tax, levy, impost, deduction, charge, rate, duty or withholding which is levied or imposed by a Governmental Agency and is required by law to be paid and any related interest, penalty, charge, fee or other amount;

Termination Date means 31 March 2018.

19.2	General

Headings are for convenience only.   They do not affect interpretation.   The following rules apply unless the context requires otherwise:

a)	Singular includes the plural and the converse;
b)	A gender includes all genders;
c)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning;
d)	Reference to a clause or schedule is a reference to a clause of, or a schedule to, this Agreement;
e)	An example does not limit what else might be included;
f)	Reference to a party to this Agreement or another agreement or document includes the party's successors and permitted substitutes or assigns;
g)	Reference to an agreement or document is to the agreement or document as amended, novated, supplemented or replaced from time to time, except to the extent prohibited by this Agreement;
h)

Reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it;

i)

Reference to an asset includes any real or personal, present or future, tangible or intangible property, right or asset and any right, interest, revenue or benefit in, under or derived from any property right or asset;

j)	An Event of Default is continuing until it has been waived in writing by Westpac NZ;
k)	Reference to cleared funds means funds which are freely transferable and immediately available for disbursement;
l)

Reference to a law includes present or future common or customary law and any statute, statutory instrument, subordinate legislation, regulation, by-law, order or other legislative measure or any judgment or judicial or administrative order or determination or decision, in any jurisdiction;

m)

Reference to a person includes a natural person, company, corporation, trust, partnership, firm, joint venture or Governmental Agency, in each case whether or not having separate legal personality, and any association of entities;

n)

Reference to a security interest includes a mortgage, charge (fixed or floating or otherwise), encumbrance, lien, pledge, trust, financial lease, sale and lease back, sale and repurchase, title retention (other than in respect of goods purchased in the ordinary course of trading), charge or similar interest imposed by law, and a preferential arrangement of any kind, the practical effect of which is to secure a creditor;

o)

Reference to Tax on overall net income of Westpac NZ means tax imposed by the jurisdiction in which Westpac NZ's lending branch is located on all or part of its net income, profits or gains(whether worldwide, or only insofar as such net income, profits or gains are considered to arise in or relate to a particular jurisdiction, or otherwise);

p)	Reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form;

q)

References to the Guarantor are references to each of them severally as well as to any two or more of them jointly, and the obligations and agreements on their part in this Agreement will bind every two or more of them jointly and each of them severally.